Exhibit 10.29

AMENDMENT TO
CONSULTING AND EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain Consulting and Employment Agreement (the “Employment Agreement”) dated April 23, 1997 by and between GenStar Therapeutics Corporation, formerly known as Urogen Corp., a Delaware corporation (the “Company”), and Paul Quadros (the “Employee”), is entered into this 18th day of December, 2002 by and between the Company and the Executive.

RECITALS

WHEREAS, the parties hereto desire to amend certain provisions of the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Amendment to Section 3.2.    Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“3.2    During the Employment Period, Consultant shall become an Employee and devote adequate business time, attention and energies to his duties and responsibilities hereunder, appropriate with his ongoing position. After the transition from the Company’s executive Chairman of the Board to non-executive Chairman of the Board in accordance with Section 9 herein, Employee shall be present at the Company only for Board meetings or when otherwise invited by senior management of the Company.”

2.    Amendment to Section 9.    Section 9 of the Employment Agreement is hereby amended to read in its entirety as follows:

“9.	Transition of Executive Chairman

9.1
Transition.    Employee shall cease to be executive Chairman of the Company’s Board of Directors upon the later to occur of (x) the closing date of the Agreement and Plan of Reorganization by and among the Company, Genesis Acquisition Corporation and Vascular Genetics Inc. (the “Effective Date”) and (y) December 31, 2002. Upon such transition, Employee shall be entitled to:

9.1.1.
Continued Service as Chairman.    Employee shall serve as a non-executive Chairman of the Company’s Board of Directors until December 31, 2003, after which time he will continue to serve as a director and non-executive Chairman until his successor to either position is duly elected or appointed or until his earlier removal or resignation in accordance with Delaware Law and the Company’s certificate of incorporation and bylaws, as amended.

9.1.2.
Chairman Compensation Package.    At a reasonable time after the Effective Date (but not later than 45 days after the Effective Date), Employee shall receive such compensation package as may be determined by the compensation committee of the Company’s Board of Directors, as compensation for Employee’s service as Chairman of the Company’s Board of Directors.

9.2
Termination of Employment.    Employee shall remain an employee until the later of December 31, 2003 or the one-year anniversary of the Effective Date, during which time (x) Employee shall continue to receive the Base Salary paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding; (y) Employee shall continue to participate in the employee benefit plans as then maintained by the Company of general applicability to other senior executives of the Company; and (z) Employee’s stock options shall continue to vest. Upon the later of December 31, 2003 or the one-year anniversary of the Effective Date, Employee’s employment with the Company shall terminate, and Employee shall not receive severance payments or benefits of any kind thereafter.

9.2.1.	Cash Bonuses. If employees of the Company receive cash bonuses attributable to the 2001 fiscal year or the 2002 fiscal year, Employee shall be entitled to receive his comparable cash bonuses.

9.2.2.
Death; Disability.    In the event the Employee’s employment is terminated by the Company in its sole discretion by reason of death or Disability, Employee or his estate (in the event of death) shall be entitled to the payments and benefits contained in this Section 9.2. “Disability” shall mean any physical or mental disability that (a) in the Board of Directors’ good faith judgment, Employee is permanently incapable of properly performing each of the duties customarily performed by him hereunder or (b) lasts for a period of 45 consecutive days or for 75 days in any six-month period and the Company elects to treat such disability as being permanent in nature.

2.    Counterparts.    This Amendment may be signed in any number of counterparts, all of which counterparts, taken together, shall constitute one and the same instrument.

3.    Governing Law.    This Amendment and the rights and obligations of the parties hereto shall be governed by, and constructed and interpreted in accordance with, the law of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

GENSTAR THERAPEUTICS CORPORATION a Delaware corporation

By:	/s/ ROBERT E. SOBOL
Name:	Robert E. Sobol
Title:	Chief Executive Officer

EXECUTIVE:

/s/ PAUL D. QUADROS
Paul D. Quadros